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                                                                    EXHIBIT 23.3
                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
DURO Communications, Inc.:

    We consent to the inclusion of our report dated March 10, 2000, with respect to the balance sheet of EdgeNet Network Services, (a division of EdgeNet
Media, LLC) as of April 23, 1999, and the related statements of earnings, changes in members' equity, and cash flows for the period from January 1, 1999 through April 23, 1999, which report appears in the registration statement of DURO Communications, Inc. dated April 13, 2000.

/s/ Lattimore, Black, Morgan, and Cain, P.C.

Lattimore, Black, Morgan, and Cain, P.C.

Brentwood, Tennessee
April 13, 2000